Exhibit 10.6

RESTRICTED STOCK UNIT AWARD AGREEMENT
DEFERRAL ELECTION FORM
This Restricted Stock Unit Award Agreement Deferral Election Form (“Deferral Election Form”) is entered into by and between Monogram Residential Trust, Inc. (the “Company”) and the Grantee, who is an eligible employee of the Company or any of its subsidiaries and a recipient of Restricted Stock Units granted under the Monogram Residential Trust, Inc. Second Amended and Restated Incentive Award Plan (the “Plan”).

1.	Deferral of Restricted Stock Units
The Grantee hereby elects the following deferred settlement date for the Restricted Stock Units granted to him or her on January 13, 2015 (the “Grant Date”).
Select One Option Only

☐
Separation from Service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”). If the Grantee is considered a Specified Employee within the meaning of Section 409A, no shares of Stock will be issued until six months and a day after his or her Separation from Service.

☐	___________ (specify year that is at least [three] years from the Grant Date)
In the event of the death of the Grantee or a Change of Control (as defined in the Plan) before the deferred settlement dated selected above, the shares of Stock with respect to vested Restricted Stock Units shall be issued no later than 30 days after the Grantee’s death or the Change of Control, whichever is applicable.

2.	Effective Date of Election
This Deferral Election Form must be received by the Company no later than 30 days after the Grant Date, and will become irrevocable on such date. The Grantee may revise this Deferral Election Form with respect to the deferral period no later than such due date.
GRANTEE
By:    ___________________________________
Name:
Date: __________________________________